Exhibit (a)(17)

ATTENTION:

The Offer described in the enclosed materials has been

extended to 12:00 midnight ET, June 4, 2010. Your

instructions by mail, telephone, or internet, must be

received by 4:00 p.m. ET on June 1, 2010. If you have

any questions about the Offer, please contact MacKenzie

Partners Inc., the Information Agent toll-free at 1-800-

322-2885. If you have any questions regarding the Airgas

Board’s recommendation that you do not tender to the

Offer, please contact Innisfree M&A Incorporated toll-

free at 1-877-687-1875.